Douglas P. Baker	May 12, 2014

Dear Douglas,

On behalf of the executive team here at OPTIMIZERx we are please to extend the following offer of employment as Chief Financial Officer, and to have you join our growing organization. We feel you will complement our growth initiatives and that OPTIMIZERx/SampleMD will provide you an environment of personal challenge and opportunity.

In return for applying your expertise and services, we offer the following compensation package:

Starting Salary: $125,000 annually

Bonus: See Details in Employment Agreement

Benefits: Full Health and Dental

Additionally, we are pleased to award, upon your acceptance, 100,000 OPRx publicly traded stock options.

(50% vested at year one anniversary date and remainder vested at year two anniversary date.)

Within this package you will find an Employment Agreement further outlining the highlights and terms of employment with OPTIMIZERx. Upon review and acceptance, please sign and return to David Lester

Doug, we are excited to extend this offer and to having you join us. The future is very promising, the healthcare industry is growing rapidly, and we are in the midst of some very exciting times. We know that your talents and expertise will certainly augment our capabilities and services.

I look forward to your favorable response and if you have any further questions please do not hesitate to contact me at any time.

Best Regards,

/s/ H. David Lester

H. David Lester

Chief Operations Officer

EMPLOYMENT AGREEMENT

THIS AGREEMENT made and entered into this May 12, 2014, by and between OptimizeRx Corporation, a Nevada Company, hereinafter referred to as “Employer” and Douglas Baker, hereinafter referred to as the “Employee”.

Recitals

The Employer is engaged in the business of Pharmaceutical marketing, sales, and product integration, and desires the Chief Financial Officer

IT IS THEREFORE AGREED:

Term of Employment

The Employer hereby employs the Employee and the Employee hereby accepts employment with the Employer beginning on May 19. 2014.

Duties of Employee

The Chief Financial Officer will oversee all finance, accounting, forecasting, budgeting, treasury, tax, SEC compliance and corporate insurance functions at OPTIMIZERx Corporation. In addition, this role will oversee the HR, legal, administrative and facilities efforts at OPTIMIZERx Corporation. This role directs all financial activities and advises and assists the CEO and Executive Management Team in meeting or exceeding the overall financial and strategic objectives of the Company. The CFO is responsible for providing strategic leadership for the company by working with the Executive Management Team to establish long-range goals, strategies, plans and policies, along with providing leadership and management for Corporate Administration and Human Resources.

Essential Duties & Responsibilities

•	Define standards, policies, procedures, measures, and organizational enhancements to meet company goals for finance.
•	Prepare long range financial forecasts by working collaboratively with other management team members.
•	Lead the effort in the planning and preparation of the annual budget.
•	Regularly monitor and work closely with management in taking timely action to ensure that budgets and financial plans stay within approved levels.
•	Manage all accounts receivables and accounts payable activities and monitor all receivables and collections
•	Insure the accounting of revenues and expenses are performed in an accurate, efficient and timely manner in conformity with GAAP and SEC compliance.
•	Prepare and deliver external audits and filing of quarterly and year end SEC filings, tax return and ensure proper maintenance of accounting records and documentation in compliance with statutory requirements and Company policies.
•	Manage the daily cash balance and invest excess funds to achieve the most lucrative rate consistent with Company policy.
•	Prepare monthly financial reports and related analyses in accordance with GAAP on a timely basis.
•	Assist in the preparation of business plans and financial forecasting for other ventures of or being considered by the Company.
•	Prepare materials for Board meetings.
•	Other duties may be assigned.

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III. Supervisory Responsibilities

Initially this position is a one of an individual contributor and is a hands on position to execute the accounting needs for the company. The position is expected to grow so the individual manages a team of 1-2 employees who are responsible for the coordination and execution of the various functions performed in the Finance, HR, and Administrative Groups. Directly supervises nonsupervisory employees

Engaging in Other Employment

The Employee shall devote his entire productive time, ability, and attention during the normal business hours to the business of the Employer. The Employee shall not, during the term of this Agreement, directly or indirectly, render any services of a business, commercial, or a professional nature, whether for compensation or otherwise, to any person or organization which competes, directly or indirectly, with the business of the employer, without the prior written consent of the Employer.

Compensation

As compensation for services rendered under this Agreement, the Employee shall be entitled to receive from the Employer a salary of $ 125,000 per year, payable in semi-monthly installments in which such payment becomes due, prorated for any partial employment period

Bonus

As a member of the Executive Management Team the Chief Financial Officer will be eligible for bonuses based upon agreed and approved individual and corporate MBO’s.

Employee Benefit Plans

The Employee shall be entitled to participate in any qualified pension plan, qualified profit-sharing plan, medical or dental reimbursement plan, group term life insurance plan, or any other employee benefit plan which is presently existing or which may be established in the future by the Employer. Such right to participation shall be in accordance with the terms of the particular plans involved.

Paid Vacations

The Employee shall immediately have an annual vacation leave of 3 weeks paid vacation. When your third year of service is completed an additional week of vacation will be added. The time for such vacation shall be selected by the Employee, but must be approved by the Employer.

Paid Sick Leave

The Employee shall be entitled to 3 days per year as sick leave with full pay.

Business Expenses

The Employer, in accordance with the rules and regulations that it may issue from time to time, shall reimburse the Employee for business expenses properly incurred during the performance of his duties.

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Termination of Employment

“At Will” Employment

Employee’s employment with Employer is “at will.” “At will” is defined as allowing either Employee or Employer to terminate the Agreement at any time, for any reason permitted by law, with or without cause and with or without notice.

COVENANTS

A.	Non-Disclosure of Trade Secrets, Customer Lists and Other Proprietary Information

Employee agrees not to use, disclose or communicate, in any manner, proprietary information about Employer, its operations, clientele, or any other proprietary information, that relate to the business of Employer. This includes, but is not limited to, the names of Employer’s customers, its marketing strategies, operations, or any other information of any kind which would be deemed confidential or proprietary information of Employer

To the extent Employee feels that they need to disclose confidential information, they may do so only after being authorized to so do in writing by Employer.

B. Non-Solicitation Covenant

Employee agrees that for a period of one year following termination of employment, for any reason whatsoever, Employee will not solicit customers or clients of Employer. By agreeing to this covenant, Employee acknowledges that their contributions to Employer are unique to Employer’s success and that they have significant access to Employer’s trade secrets and other confidential or proprietary information regarding Employer’s customers or clients.

C. Non-Recruit Covenant

Employee agrees not to recruit any of Employer’s employees for the purpose of any outside business either during or for a period of one year after Employee’s tenure of employment with Employer. Employee agrees that such effort at recruitment also constitutes a violation of the non-solicitation covenant set forth above.

D. Adherence to Employer's Policies, Procedures, Rules and Regulations

Employee agrees to adhere by all of the policies, procedures, rules and regulations set forth by the Employer. These policies, procedures, rules and regulations include, but are not limited to, those set forth within the Employee Handbook, any summary benefit plan descriptions, or any other personnel practices or policies or Employer. To the extent that Employer’s policies, procedures, rules and regulations conflict with the terms of this Agreement, the specific terms of this Agreement will control.

Severance Pay

In the event of the termination of this Agreement prior to the completion of the term of the employment specified herein, the Employee shall be entitled to the compensation earned by him prior to the date of termination as provided for in this Agreement, computed prorated up to and including that date.

Amendment and Waiver

Any provision of this Agreement may be altered or amended by a written document signed by both parties hereto setting forth such alteration or amendment without affecting the obligations created by the other provisions of this Agreement. The Employer and the Employee agree that the failure to enforce any provision or obligation under this Agreement shall not constitute a waiver thereof or serve as a bar to the subsequent enforcement of such provision or obligation or any other provision or obligation under this Agreement.

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Survival of Covenants

This Agreement shall be binding upon any successors or heirs or representatives of the parties hereto. The restrictive covenants and promises of the Employee contained in this Agreement shall survive any termination or rescission of this Agreement unless the Employer executes a written agreement specifically releasing the Employee from such covenants.

Governing Law

This Agreement is to be construed in accordance with the laws of the State of Michigan.

Employer:

/s/ H. David Lester

H. David Lester – Chief Operating Officer

Employee:

/s/ Douglas P. Baker

Douglas P. Baker

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